Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER 2010 FINANCIAL RESULTS

New York, New York, November 3, 2010 - Genco Shipping & Trading Limited (NYSE:GNK) (“Genco”) today reported its financial results for the three and nine months ended September 30, 2010.

The following financial review discusses the results for the three and nine months ended September 30, 2010 and September 30, 2009.

Third Quarter 2010 and Year-to-Date Highlights

•	Recorded net income attributable to Genco for the third quarter of $36.2 million, or $1.07 basic and $0.99 diluted earnings per share;

•	Entered into the $100 million secured credit facility to finance the vessels acquired from Metrostar on August 12, 2010;

•	Entered into the $253 million secured credit facility to finance the vessels acquired from Bourbon on August 20, 2010;

•
Completed the closing of a concurrent $125 million convertible note offering and $57.5 million follow-on common stock offering including over-allotment options exercised by the underwriters on July 27, 2010;

•	Took delivery of two of five Handysize vessels as part of the Metrostar transaction;

•	Took delivery of 12 of 13 Supramax vessels from affiliates of Bourbon SA; and

•	Fixed six of the Supramax vessels acquired from Bourbon on long term time charters.

Financial Review: 2010 Third Quarter

The Company recorded net income attributable to Genco for the third quarter of 2010 of $36.2 million, or $1.07 basic and $0.99 diluted earnings per share. Comparatively, for the three months ended September 30, 2009, our net income attributable to Genco was $34.3 million or $1.10 basic and $1.09 diluted earnings per share.

EBITDA was $85.9 million for the three months ended September 30, 2010 versus $72.5 million for the three months ended September 30, 2009.

Robert Gerald Buchanan, President, commented, “During the third quarter, Genco delivered strong results as management continues to take advantage of the Company’s significant time charter coverage and expand its high-quality fleet. Specifically, we took delivery of 14 vessels in the quarter, all of which commenced time charters with multinational companies. Management remains committed to providing shareholders with sizeable contracted revenue streams while maintaining the ability to take advantage of a rising freight rate environment. As we continue to seek opportunities to lock away a large portion of our modern and versatile fleet on favorable contracts, we remain well positioned to deliver first-rate service that meets the highest industry standards for our leading customers.”

Genco’s voyage revenues increased 26.5% to $117.6 million for the three months ended September 30, 2010 versus $92.9 million for the three months ended September 30, 2009 mainly due to the increase in the size of our fleet and consolidated revenues from Baltic Trading Limited offset by lower charter rates for some of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 12.8% to $26,819 per day for the three months ended September 30, 2010 compared to $30,743 per day for the three months ended September 30, 2009. The decrease in TCE rates resulted from lower charter rates in the third quarter of 2010 versus the third quarter of 2009 for 17 of the vessels in our fleet, the acquisition from Metrostar and Bourbon of smaller class vessels, as well as the consolidation of Baltic Trading’s fleet, which consists of predominantly smaller vessels. The decrease was slightly offset by higher charter rates for 17 of the vessels in our fleet.

Total operating expenses increased to $60.2 million for the three months ended September 30, 2010 from $42.7 million for the three month period ended September 30, 2009.  Higher vessel operating expenses, general, administrative and management fees and depreciation and amortization were recorded in the 2010 period as a result of the operation of a larger fleet. Vessel operating expenses were $21.4 million for the third quarter of 2010 compared to $14.8 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, the consolidated expenses of Baltic Trading Limited’s fleet and slightly higher expenses related to the timing of repairs for the third quarter of 2010 versus the same period last year.

Depreciation and amortization expenses increased to $30.0 million for the third quarter of 2010 from $22.3 million for the third quarter of 2009 as a result of the growth of our fleet. General, administrative and management fees increased to $7.3 million from $4.7 million during the comparative periods due to the addition of personnel as the fleet expanded, costs associated with Baltic Trading Limited as well as higher third-party management fees.

Daily vessel operating expenses, or DVOE, increased to $4,918 per vessel per day during the third quarter of 2010 from $4,878 for the same quarter last year due to slightly higher crew costs on certain of our vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the fourth quarter of 2010 to be $5,100 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “Genco’s strong quarterly results demonstrate the considerable success we have achieved in the execution of our growth strategy. During the third quarter, we further strengthened our industry leadership with the delivery of 12 Supramax vessels and two Handysize vessels that we agreed to acquire in June. We also completed $182.5 million in capital markets financing and entered into $353 million in new credit facilities in the quarter, underscoring the ongoing support we have received from the capital and banking markets. With four additional vessels expected to be delivered in 2011, Genco is in a strong position to expand the Company’s future earnings power and continue to capitalize on the positive long-term demand for essential drybulk commodities.”

Financial Review: Nine Months 2010

Net income attributable to Genco was $106.4 million or $3.30 basic and $3.19 diluted earnings per share for the nine months ended September 30, 2010, compared to $113.1 million or $3.62 basic and $3.60 diluted earnings per share for the nine months ended September 30, 2009. Voyage revenues increased to $317.6 million for the nine months ended September 30, 2010 compared to $283.3 million for the nine months ended September 30, 2009. EBITDA was $238.8 million for the nine months ended September 30, 2010 versus $222.5 million for the nine months ended September 30, 2009. TCE rates obtained by the Company decreased to $28,928 per day for the nine months ended September 30, 2010 from $32,044 for the same period in 2009 mainly due to lower rates achieved for our vessels in the first nine months of 2010 as opposed to the same period last year as well as the operation of 18 smaller class vessels that were acquired throughout the year for Genco and Baltic Trading Limited. Total operating expenses were $156.8 million for the nine months ended September 30, 2010 compared to $124.7 million for the nine months ended September 30, 2009, and daily vessel operating expenses per vessel were $4,785 versus $4,789 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2010 and 2009 was $189.7 million and $166.3 million, respectively. The increase in cash provided by operating activities was primarily due to higher depreciation and amortization expenses related to the operation of a larger fleet as well as a lower amount of time charter amortization deducted from net income to reconcile to cash flow. The increase in cash flow was slightly offset by lower net income in the nine months ending September 30, 2010 as compared to the same period last year.

Net cash used in investing activities for the nine months ended September 30, 2010 and 2009 was $795.2 million and $210.1 million, respectively. The increase was primarily due to cash used for the purchase of Baltic Trading’s five initial vessels, the delivery of 15 vessels from Bourbon and Metrostar during the third quarter of 2010 and the deposits made for the acquisition of vessels during the second quarter of 2010. For the nine months ended September 30, 2010, cash used in investing activities primarily related to the purchase of vessels in the amount of $789.5 million and the deposit on vessels yet to be delivered in the amount of $31.5 million. This was offset by proceeds of $36.6 million related to the back to back sale of one vessel to Maritime Equity Partners. For the nine months ended September 30, 2009, cash used in investing activities primarily related to deposits of vessels to be acquired of $191.5 million and deposits of restricted cash in the amount of $17 million.

Net cash provided by financing activities was $682.1 million during the nine months ended September 30, 2010 as compared to $162.6 million during the nine months ended September 30, 2009. The $519.5 million increase in net cash provided by financing activities was primarily due to the proceeds from the issuance of common stock in the amount of $214.5 million from the initial public offering for Baltic Trading Limited that was completed on March 15, 2010, $231.5 million of proceeds from the $253 million facility related to the Bourbon vessels acquired, $40.0 million of proceeds from the $100 million facility related to the Metrostar vessels acquired, $125.0 million of proceeds from the issuance of convertible senior notes and $55.2 million of proceeds from the issuance of common stock, and $69.8 million of proceeds from the $100 million Baltic Trading Limited credit facility. Cash provided by financing activities was also offset by the $37.5 million repayment of debt under the 2007 Credit Facility, $3.8 million for payments of common stock issuance costs, $8.8 million for payments of deferred financing costs and the $2.7 million dividend payment of our subsidiary, Baltic Trading Limited. For the same period last year, cash provided by financing activities consisted of $166.2 million of proceeds from the 2007 credit facility slightly offset by $3.5 million of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that one vessel will be drydocked in the fourth quarter of 2010 and eleven of our vessels will be drydocked in 2011.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2011 to be:

	Q4 2010	2011
Estimated Costs (1)	$0.6 million	$7.4 million
Estimated Offhire Days (2)	20	220

 (1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco London completed its drydocking during the third quarter of 2010 at a cumulative cost of approximately $0.6 million. The vessel was on planned offhire for an aggregate of thirteen days in connection with its scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Voyage Revenues	$ 117,558	$ 92,949	$ 317,576	$ 283,301
Service Revenue	462	-	462	-
Total Revenues:	118,020	92,949	318,038	283,301

Operating expenses:
Voyage expenses	1,447	1,002	3,202	3,866
Vessel operating expenses	21,425	14,766	52,472	42,235
General, administrative and management fees	7,316	4,660	20,276	14,395
Depreciation and amortization	29,998	22,297	81,091	64,179
Other operating income	-	-	(206)	-
Total operating expenses	60,186	42,725	156,835	124,675

Operating income	57,834	50,224	161,203	158,626

Other (expense) income:
Other expense	(79)	(15)	(54)	(298)
Interest income	189	104	513	169
Interest expense	(19,372)	(16,042)	(50,613)	(45,366)
Other expense:	(19,262)	(15,953)	(50,154)	(45,495)

Net income before income taxes:	38,572	34,271	111,049	113,131

Income tax expense	(467)	-	(1,186)	-

Net income	38,105	34,271	109,863	113,131
Less: Net income attributable to noncontrolling interest	1,878		3,428

Net Income attributable to Genco Shipping & Trading Limited	$ 36,227	$ 34,271	$ 106,435	$ 113,131

Earnings per share - basic	$ 1.07	$ 1.10	$ 3.30	$ 3.62

Earnings per share - diluted	$ 0.99	$ 1.09	$ 3.19	$ 3.60

Weighted average shares outstanding - basic	33,998,923	31,295,916	32,279,671	31,275,061

Weighted average shares outstanding - diluted	38,718,886	31,473,369	33,965,335	31,420,304

Earnings per share - diluted reconciliation
Weighted average common shares outstanding basic	33,998,923	31,295,916	32,279,671	31,275,061
Dilutive effect of convertible notes	4,575,200	-	1,541,826	-
Dilutive effect of restricted stock awards	144,763	177,453	143,838	145,243
Weighted average common shares outstanding, diluted	38,718,886	31,473,369	33,965,335	31,420,304

Net Income attributable to Genco Shipping & Trading Limited	36,227	34,271	106,435	113,131
Interest charges applicable to the convertible notes	1,945	-	1,945	-
Net Income attributable to GS&T for diluted earnings per share	$ 38,172	$ 34,271	$ 108,380	$ 113,131

Earnings per share - diluted	$ 0.99	$ 1.09	$ 3.19	$ 3.60

		September 30, 2010	December 31, 2009
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$ 285,867	$ 205,767
Current assets		304,566	218,068
Total assets		3,143,554	2,336,802
Current liabilities (including current portion of long term debt)		123,334	79,013
Total long-term debt and notes payable (including current portion)		1,731,869	1,327,000
Shareholders' equity (included $214.2 million and $0 of non-controlling		1,309,204	928,925
interest at September 30, 2010 and December 31, 2009, respectively)

		Nine Months Ended
		September 30, 2010	September 30, 2009
		(unaudited)

Net cash provided by operating activities		$ 189,728	$ 166,280
Net cash used in investing activities		(795,248)	(210,127)
Net cash provided by financing activities		682,120	162,648

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited	$ 36,227	$ 34,271	$ 106,435	$ 113,131
+ Net interest expense	19,183	15,938	50,100	45,197
+ Tax	467	-	1,186	-
+ Depreciation and amortization	29,998	22,297	81,091	64,179
EBITDA(1)	85,875	72,506	238,812	222,507

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	49	34	49	34
Average number of vessels (2)	41.3	32.9	37.1	32.3
Total ownership days for fleet (3)	3,800	3,027	10,135	8,819
Total available days for fleet (4)	3,774	2,991	10,045	8,720
Total operating days for fleet (5)	3,719	2,976	9,959	8,637
Fleet utilization (6)	98.5%	99.5%	99.1%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 28,018	30,743	$ 29,573	$ 32,044
Daily vessel operating expenses per vessel (8)	4,922	4,878	4,778	4,789

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	56	34	56	34
Average number of vessels (2)	47.4	32.9	40.2	32.3
Total ownership days for fleet (3)	4,356	3,027	10,966	8,819
Total available days for fleet (4)	4,329	2,991	10,867	8,720
Total operating days for fleet (5)	4,258	2,976	10,762	8,637
Fleet utilization (6)	98.4%	99.5%	99.0%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 26,819	30,743	$ 28,928	$ 32,044
Daily vessel operating expenses per vessel (8)	4,918	4,878	4,785	4,789

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of November 3, 2010, the average age of our current fleet, consisting of vessels already delivered to us, was 6.0 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2010	39,000
Genco Tiberius	2007	Cargill International S.A.	September 2011	31,000
Genco London	2007	Cargill International S.A.	September 2011	31,000
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(4)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(4)
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(4)
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000
Genco Maximus	2009	Cargill International S.A.	November 2010	27,000
Genco Claudius	2010	Cargill International S.A.	December 2010	36,000

Panamax Vessels
Genco Beauty	1999	D/S Norden A/S, Copenhagen	April 2011	27,000
Genco Knight	1999	Swissmarine Services S.A.	March 2011	25,000
Genco Leader	1999	Klaveness Chartering	December 2010	20,000
Genco Vigour	1999	Global Maritime Investments Ltd.	November 2010	24,000
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Klaveness Chartering	November 2010	22,250

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd.	April 2011	22,500
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750

Genco Hunter	2007	Pacific Basin Chartering Ltd.	February 2011	21,750
Genco Cavalier	2007	MUR Shipping B.V.	September 2011	19,200
Genco Lorraine	2009	Olam International Ltd.	June 2012	18,500
Genco Loire	2009	Oldendorff GMBH and Co.	August 2011	20,250
Genco Aquitaine	2009	Samsun Logix Corporation	March 2011	21,250 (5)
Genco Ardennes	2009	Klaveness Chartering	August 2012	19,000
Genco Auvergne	2009	Oldendorff GMBH and Co.	November 2010	22,000
Genco Bourgogne	2010	Setaf-Saget SAS	November 2011	19,900
Genco Brittany	2010	Oldendorff GMBH and Co.	December 2010	21,000
Genco Languedoc	2010	Setaf-Saget SAS	December 2010	24,250
Genco Normandy	2007	MUR Shipping BV	November 2010	14,250
Genco Picardy	2005	Rizzo-Bottiglieri-de Carlini Armatori SPA	December 2010	17,100	21,750
Genco Provence	2004	Setaf-Saget SAS	December 2011	20,250
Genco Pyrenees	2010	Setaf-Saget SAS	July 2011	19,000

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(7)
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500
Genco Marine	1996	STX Pan Ocean Co. Ltd.	April 2011	20,000
Genco Muse	2001	Global Maritime Investments Ltd.	December 2010	17,750

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	February 2011	Spot(8)
Genco Pioneer	1999	Lauritzen Bulkers A/S	February 2011	Spot(8)
Genco Progress	1999	Lauritzen Bulkers A/S	November 2011	Spot(8)
Genco Reliance	1999	Lauritzen Bulkers A/S	November 2011	Spot(8)
Genco Sugar	1998	Lauritzen Bulkers A/S	November 2011	Spot(8)
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000
Genco Ocean	2010	Cargill International S.A.	June, 2013	$8,500-$13,500 with 50% profit sharing (9)	(10)
Genco Bay	2010	Cargill International S.A.	February, 2013	$8,500-$13,500 with 50% profit sharing (9)	(10)

Vessels to be Delivered
Supramax Vessels
Genco Rhone	2011 (11)	-	-	-

Handysize Vessels
Genco Avra	2011 (11)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing (9)	(6)
Genco Mare	2011 (11)	Cargill International S.A.	45.5-50.5 months after delivery	BHSI plus 15% (12)
Genco Spirit	2011 (11)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing (9)	(6)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named ‘‘Net Revenue Daily Rate’’ and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, Genco allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. The minimum remaining term for the Genco Titus is on September 26, 2011 and for the Genco Picardy November 11, 2010, at which point the respective liabilities were or will be amortized to zero and the vessels began or will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.
(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(5) A novation agreement was signed between Genco and Samsun Logix Corporation at a rate of $20,000 per day, less a 5% third party brokerage commission, with a minimum expiration of March 2011 and a maximum expiration of May 2011. The charter includes a 50% hire-based profit sharing component on the difference between the rate mentioned above and the rate that the charterer has sub-chartered the vessel at for the remainder of the contract's life. The gross effective rate for the duration of this charter is approximately $21,250 per day.
(6) These vessels were acquired with existing time charters with below-market rates. For the time charters that are below-market, Genco is in the process of allocating the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.
(7) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(8) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.
(9) The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index, or BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.
(10)These vessels were acquired with existing time charters with below-market rates. As described in footnote (6) above, intangible liabilities will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. Specifically, for the Genco Ocean and Genco Bay, the daily amount of amortization associated with them will be approximately $700 and $750 per day over the actual cash rate earned, respectively.
(11) Built & delivery dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(12) The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, November 4, 2010 at 8:30 a.m. Eastern Time, to discuss its 2010 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 718-5095 or (719) 325-4828 and enter passcode 9554841.  A replay of the conference call can also be accessed available through Thursday, November 4, 2010 at (888) 203-1112 or (719) 457-0820 by entering the passcode 9554841. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative fees; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, and the execution of customary additional documentation for, the Company’s agreements to acquire a total of four drybulk vessels; (xii) the completion of definitive documentation with respect to charters; (xiii) charterers’ compliance with the terms of their charters in the current market environment; (xiv) the completion of definitive documentation for the amendment of Baltic Trading’s credit facility; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.